Exhibit 5.1
September 28, 2009
ConAgra Foods, Inc.
One ConAgra Drive
Omaha, Nebraska 68102
Re: Registration Statement on Form S-8 Filed by ConAgra Foods, Inc.
Ladies and Gentlemen:
     I have acted as counsel for ConAgra Foods, Inc., a Delaware corporation (the “Company”), in connection with the ConAgra Foods, Inc. Amended and Restated Voluntary Deferred Compensation Plan (the “Plan”). In connection with the opinion expressed herein, I have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that the deferred compensation obligations arising under the Plan, which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the Plan, when issued in accordance with the provisions of the Plan, will constitute valid and binding obligations of the Company.
     The opinion set forth in preceding paragraph is limited by bankruptcy, insolvency, reorganization, fraudulent transfer, conveyance, voidable preference, moratorium or other similar laws, regulations or judicial opinions of general applicability, including those relating to or affecting creditors’ rights generally, and by general equitable principles or fiduciary considerations, whether such principles or considerations are considered in a proceeding at law or at equity.
     My examination of matters of law in connection with the opinion expressed herein has been limited by the procedures I have employed, and the opinion herein is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect. I express no opinion with respect to the laws of any other jurisdiction and disclaim any undertaking to advise of any change that may occur after the date hereof.
     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Deferred Compensation Obligations to be issued pursuant to the Plan under the Securities Act of 1933 (the “Act”). In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Colleen Batcheler